Exhibit 2.3

SECOND AMENDMENT TO

MERGER AGREEMENT

This Second AMENDMENT TO MERGER Agreement (this “Amendment”) is made and entered into effective as of June 5, 2025, by and among Vireo PR Merger Sub Inc., a Missouri corporation (“Merger Sub 1”), Vireo PR Merger Sub II Inc., a Missouri corporation (“Merger Sub 2”), Vireo Growth Inc., a British Columbia corporation (“Parent”), NGH Investments, Inc., a Missouri corporation (“NGH”), Proper Holdings Management, Inc., a Missouri corporation (“MSA Newco” and together with NGH, the “Companies” and each a “Company”), Proper Holdings, LLC, a Missouri limited liability company (“Holdings”). Each of the Merger Sub 1, Merger Sub 2, Parent, the Companies, and Holdings are referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

Reference is made to that certain Agreement and Plan of Merger, by and among the Parties and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of Holdings and the Parent Share Recipients, dated as of December 18, 2024 (as amended by the First Amendment to Merger Agreement, dated as of March 14, 2025, the “Agreement”). The Parties desire to amend the Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

For good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Amendments to Article I.

i.              The definition of “280E Tax Reserve Shortfall” is hereby deleted in its entirety and replaced as follows:

““280E Tax Reserve Shortfall” means an amount equal to $0.00.”

ii.              The definition of “Closing Indebtedness” is hereby deleted in its entirety and replaced as follows:

““Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Acquired Companies remaining as of December 31, 2024 (other than, and without duplication of, the Assumed Indebtedness, Payoff Indebtedness and amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).”

iii.              The definition of “Closing Merger Consideration” is hereby deleted in its entirety and replaced as follows:

““Closing Merger Consideration” means the sum of:

(a)              the EBITDA Consideration, plus

(b)             the Closing Cash, plus

(c)              the Arches Value Amount, plus

(d)             provided that the 280E Tax Reserve is not less than $2,000,000, an amount equal to the Adjusted 280E Reserve, less

(e)              the amount of Assumed Indebtedness, less

(f)              the amount of Closing Indebtedness, less

(g)              the amount of the 280E Tax Reserve Shortfall, if any, less

(h)              the amount of any Pre-Closing Taxes, less

(i)               the amount of any unpaid Transaction Expenses, plus

(j)               $2.5 million, in respect of an investment in ROI, plus

(k)             the amount by which Closing Working Capital exceeds the Target Working Capital or minus the amount by which Closing Working Capital is less than the Target Working Capital.”

iv.           The definition of “Closing Working Capital” is hereby deleted in its entirety and replaced as follows:

““Closing Working Capital” means: (a) the consolidated Current Assets of the Acquired Companies, less (b) the consolidated Current Liabilities of the Acquired Companies, determined as of December 31, 2024.”

v.            The definition of “Company Earn-Out Amount” is hereby deleted in its entirety and replaced as follows:

““Company Earn-Out Amount” means the sum of the following, to the extent a positive amount, calculated in accordance with the Company Earn-Out Accounting Principles: (a) the product of four (4) multiplied by the following (which may be a positive amount or negative number):

(i) the greater of (A) the trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2026 and (B) the trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2026, such amount annualized to reflect a full 12-month period, plus

(ii) $1,000,000;

minus

(iii) the Closing EBITDA;

minus

(b) subject to Section 2.19(d), the aggregate amount of any Post-Closing Debt,

plus

(c) any Net Pre-Closing Tax Refund which is required to be applied to this calculation pursuant to Section 6.12 at the time of calculation.”

vi.           The definition of “Option Agreement”, which defined term is used in the Agreement but the definition of which was inadvertently deleted, is hereby added as follows:

““Option Agreement” means that certain Option Agreement to be executed as of the Closing by and between Parent and Holdings, on behalf of itself and its affiliates, with respect to Parent’s right to purchase the equity of certain of the Holdings Entities that hold certain regulated assets as of the purchase date set forth therein, for an aggregate purchase price of $1.00, in form and substance to be reasonably agreed between Parent and Holdings.”

vii.          The definition of “Post Closing Debt” is hereby deleted in its entirety and replaced as follows:

““Post-Closing Debt” means any (i) principal, interest, other fee payments on, and (without duplication) any accrued amounts (including interest and fees) of, indebtedness for borrowed money incurred (a) after December 31, 2024 by an Acquired Company, whether as intercompany indebtedness for amounts borrowed from Parent (or its subsidiaries) or from a third party lender, pursuant to an Acquired Company’s request to the Parent to incur such indebtedness for use in the business and operations of the Acquired Companies, and with Parent’s consent and approval, which consent and approval may be withheld, delayed or conditioned in Parent’s sole and absolute discretion, or (b) after December 31, 2024 by an Acquired Company, without the prior consent and approval of Parent, and (ii) any payment or similar obligations in respect of the Acquired Companies’ acquisition transaction of or related to ROI Wellness Center IV, LLC (“ROI”) pursuant to that certain Asset Purchase Agreement between New Growth Horizon and ROI.”

2.            Amendment to Article V. Section 5.05 of the Agreement is hereby amended by adding the following sentence at the end of such Section as follows:

“Without limiting the foregoing, in the event that New Growth Horizon acquires the non-regulated assets of Occidental pursuant to the Occidental Purchase Agreement after the Closing but prior to the acquisition of New Growth Horizon by Parent or its Affiliates, Holdings shall cause New Growth Horizon to assign and transfer all such non-regulated assets to Parent or its Affiliates at the direction of Parent for no additional consideration pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit M.”

3.             Amendments to Article IX.

i.              Section 9.02(b) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(b) any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Holdings, any Parent Share Recipient, the Companies (if before or at the Closing), the Member Representative (if after the Closing) or any Member pursuant to this Agreement or the Option Agreement or in any certificate or instrument delivered by or on behalf of Holdings, the Companies, any Parent Share Recipient, the Member Representative or any Member pursuant to this Agreement or the Option Agreement (including the Purchase Agreement (as defined in the Option Agreement));”

ii.              Section 9.02(d) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(d) any claims of any Member under the Company Charter Documents of Holdings or any claims of any Parent Share Recipient or person party to any Incentive Agreement (as defined in Section 3.08 of the Disclosure Schedules) (i) that the appointment of the Member Representative, or any indemnification or other obligations of such Parent Share Recipient under this Agreement or any Ancillary Document, is or was not enforceable against such Parent Share Recipient, or (ii) that Parent or the Acquired Companies, or any of their respective Affiliates, have any Liability or obligation arising from or relating to the Incentive Agreements;”

iii.	Section 9.02(f) of the Agreement is hereby amended by deleting “or” at the end thereof. Section 9.02(g) of the Agreement is hereby amended by deleting the period at the end thereof and replacing it with “; or”.

iv.	A new Section 9.02(h) of the Agreement is hereby added as follows:

“(h) any inaccuracy in or breach of any of the representations or warranties of Holdings or its affiliates contained in the Option Agreement or in any certificate, instrument, or agreement delivered by or on behalf of Holdings or its affiliates pursuant to the Option Agreement (including the Purchase Agreement).”

4.	Exhibit M to the Agreement is hereby added in the form attached hereto as Schedule 1.

5.             Miscellaneous. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. The terms of Article 11 of the Agreement shall apply to this Amendment, as applicable, as if fully set forth herein.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of the day and year first set forth above.

MERGER SUB 1:

VIREO PR MERGER SUB INC.

By:	/s/ Amber Shimpa
Name:	Amber Shimpa
Title:	President

MERGER SUB 2:

VIREO PR MERGER SUB II INC.

By:	/s/ Amber Shimpa
Name:	Amber Shimpa
Title:	President

PARENT:

VIREO GROWTH INC.

By:	/s/ John Mazarakis
Name:	John Mazarakis
Title:	Chief Executive Officer

COMPANIES:

NGH INVESTMENTS, INC.

By:	/s/ John Pennington
Name:	John Pennington
Title:	Chief Executive Officer

PROPER HOLDINGS MANAGEMENT, INC.

By:	/s/ John Pennington
Name:	John Pennington
Title:	Chief Executive Officer

HOLDINGS:

PROPER HOLDINGS, LLC

By:	/s/ John Pennington
Name:	John Pennington
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

Schedule 1

Exhibit M

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND Assignment and Assumption Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and among New Growth Horizon, LLC d/b/a Proper Brands, a Missouri limited liability company (“Assignor”), Proper Holdings, LLC, a Missouri limited liability company (“Holdings”), and Vireo PR Merger Sub II Inc., a Missouri corporation, or its designee (“Assignee”).

RECITALS

Whereas, reference is made to that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of December 18, 2024, by and among (a) Assignee, (b) Proper Holdings Management, Inc., a Missouri corporation (c) Vireo PR Merger Sub Inc., a Missouri corporation, (d) Vireo Growth Inc., a British Columbia corporation (“Parent”), (e) NGH Investments, Inc., a Missouri corporation; (f) Holdings, (g) the Parent Share Recipients, and (h) the other parties thereto; and

Whereas, in connection with the consummation of the transactions described in the Merger Agreement, Assignor desires to distribute and assign, and Assignee desires to accept from Assignor, all of Assignor’s right, title, and interests in and to the Transferred Assets and assume the OGI Assumed Liabilities (as each term is defined herein).

Now, Therefore, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Merger Agreement.

2.             Bill of Sale; Assignment and Assumption. For good and valuable consideration, the receipt and adequacy of which Assignor hereby acknowledges, effective as of the Effective Date, Assignor hereby absolutely, unconditionally, and irrevocably assigns, transfers, conveys, grants, bargains, and delivers to Assignee, all of its right, title and interest, legal and equitable, in and to all of the Purchased Assets (as defined in that certain Asset Purchase Agreement dated February 14, 2024 by and between Assignor and Occidental Group, Inc. (the “OGI Purchase Agreement”), in each case that are not regulated by the Missouri Department of Health and Senior Services Division of Cannabis Regulation (“DHSS”) (excluding, for clarity, the License (as defined in the OGI Purchase Agreement) and any such Purchased Assets that are regulated by the DHSS) (collectively, the “Transferred Assets”). The Transferred Assets include, but are not limited to, those assets of the Assignor conveyed to Assignor under or in connection with the OGI Purchase Agreement set forth on Exhibit A attached hereto. Assignee hereby accepts the foregoing assignments, transfers, conveyances, grants, bargains, and deliveries and acquires the Transferred Assets, and assumes and agrees to pay, perform, and discharge, as and when due, all of Assignor’s duties and obligations arising out of or in connection with the Transferred Assets arising from and after the Effective Date (the “OGI Assumed Liabilities”).

3.             Disclaimer of Additional Warranties. Except as set forth in the Merger Agreement, neither Holdings nor Assignor makes any representation or warranty whatsoever with respect to the Transferred Assets or the OGI Assumed Liabilities; whether arising by law, course of dealing, course of performance, usage of trade or otherwise. By executing this Agreement, Assignee acknowledges that it has not relied on any representation or warranty made by Holdings, Assignor, or any other person on Assignor’s behalf with respect to the Transferred Assets or the OGI Assumed Liabilities except as set forth in the Merger Agreement.

4.             Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[Signature Page Follows]

In Witness Whereof, Assignor and Assignee have executed this Agreement to be effective as of the Effective Date notwithstanding the date of actual execution.

ASSIGNOR:

NEW GROWTH HORIZON, LLC
D/B/A PROPER BRANDS

By:
Name: Craig M. Parker
Title: Manager

By:
Name: John M. Pennington
Title: Manager

HOLDINGS:

PROPER HOLDINGS, LLC
By:
Name:
Title:

ASSIGNEE:

[Vireo PR Merger Sub II Inc. or its designee]

By:
Name:
Title:

EXHIBIT A

TRANSFERRED ASSETS

Contracts:

1.	The following contracts to which Assignor is a party:
i.	[●]
2.	All contracts for the receipt of utilities to which Assignor is a party that are not regulated by DHSS.
3.	All contracts for telecommunication goods and services to which Assignor is a party that are not regulated by DHSS.
4.	All open vendor contracts, sales orders, or purchase orders to which Assignor is a party that are not regulated by DHSS.
5.	All contracts for the receipt or provision of services to which Assignor is a party that are not regulated by DHSS.
6.	All contracts for the receipt or sale of goods to which Assignor is a party that are not regulated by DHSS.